Exhibit 99.1

ZIOPHARM Acquires Indibulin Oncology Program from Baxter

--Novel Oral and Nanosuspension Taxane-Related Anti-Cancer Drugs --
--Oral Form in Phase I with Expected Advantages to Taxanes--

NEW YORK, NY - November 6, 2006 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP), announced today the signing of a definitive agreement to acquire indibulin, a novel synthetic anti-cancer agent that targets mitosis like the taxanes, from affiliates of Baxter Healthcare Corporation. Indibulin is available as both an oral and a proprietary nanosuspension intravenous (IV) form with the oral form in a phase I trial and the nanosuspension in late preclinical. Indibulin, now designated as ZIO-301, may offer efficacy, dosing and toxicity advantages as compared to marketed taxanes, including paclitaxel (Taxol®), paclitaxel protein-bound particles for injectable suspension (Abraxane®), and docetaxel (Taxotere®). Indibulin is the subject of both issued patents and applications worldwide.

The Phase I trial is ongoing at the Netherlands Cancer Institute and University Medical Center, Utrecht with Prof. Jan Schellens as principal investigator. As part of the purchase, the Company has acquired the existing drug supply manufactured by Baxter and has assumed all responsibility for the phase I trial. The Company expects to file an IND in the United States to initiate a phase II study with the oral form in the first half of 2007 followed by phase I trials with the nanosuspension IV formulation.

Taxanes are administered by intravenous administration (IV) and are among the most effective clinical chemotherapeutic agents in the world today, with 2005 sales in excess of $3 billion. Notwithstanding this extensive use, all of the marketed agents are associated with severe toxicities, primarily neurotoxicity and/or myelosuppression. The Company believes that indibulin has the potential to provide important competitive advantages over currently marketed taxanes, including the availability of both an oral and a proprietary IV nanosuspension, preclinical evidence of activity against multi-drug and taxane resistant tumors, and reduced toxicity.

“Taxanes are well established as standard of care for treating a great variety of solid cancers”, commented Prof. Jan Schellens of the Netherlands Cancer Institute and the Principal Investigator for the ongoing phase I trial. “Indibulin appears to have a unique mechanism of action and it is orally bioavailable and so far lacking neurotoxicity. We look very forward to collaborating with ZIOPHARM on this program.”

Terms of the acquisition include an upfront cash payment, clinical and regulatory-based milestone payments, and royalties on net product sales typical of a product at this stage of development.

ZIOPHARM Acquires Phase I Product from Baxter

“We’re excited about adding a third potential phase II candidate to our portfolio,” commented Jon Lewis, MD, PhD the Company’s Chief Executive Officer. “This transaction is synergistic with our ongoing ZIO-101 and ZIO-201 programs. The expected near-term availability of an oral version of ZIO-101, our organic arsenic, along with the possibility of an oral ZIO-201, means we should be uniquely positioned among our peers with three proprietary oral anti-cancer agents in clinical trials in 2007, a year that promises to be a very exciting one for ZIOPHARM.”

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contact:

Suzanne McKenna
ZIOPHARM Investor Relations
Investors
(646) 214-0703
smckenna@ziopharm.com

Tina Posterli
Rx Communications
Media
(917) 322-2565
tposterli@rxir.com